Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Unilife Corporation:

We consent to the incorporation by reference in Form S-8 (Registration Statement Nos. 333-200223, 333-193358, 333-186049, 333-178882, and 333-164964) and in Form S-3 (Registration Statement Nos. 333-197122, and 333-173195) of Unilife Corporation of our reports dated September 14, 2015, except for the revisions to the consolidated financial statements discussed in note 2 and the restatement as to the effectiveness of internal control over financial reporting for various material weaknesses, as to which the date is October 21, 2016, with respect to the consolidated balance sheets of Unilife Corporation and subsidiaries as of June 30, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended June 30, 2015, and the effectiveness of internal control over financial reporting as of June 30, 2015, which reports appear in the June 30, 2015 annual report on Form 10-K/A of Unilife Corporation.

Our report on the consolidated financial statements contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has limited cash resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our report also refers to revisions to reflect a May 13, 2016 10:1 reverse split of the Company’s common stock as if it had occurred at the beginning of the first period presented and to correct immaterial errors and omitted disclosures regarding restricted cash and related party transactions.

Our report on the effectiveness of internal control over financial reporting as of June 30, 2015, expresses our opinion that Unilife Corporation did not maintain effective internal control over financial reporting as of June 30, 2015 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

The following material weaknesses have been identified and included in management’s assessment:

•	Ineffective tone at the top and design and operation of controls to monitor, investigate and communicate non-compliance with the Company’s Code of Conduct;

•	Insufficient number of trained resources with responsibility and accountability for financial reporting processes and controls;

•	Ineffective continuous risk assessment process;

•	Ineffective information and communication processes and monitoring activities regarding related party transactions;

•	Ineffective operation of certain process level controls due to management override of controls, including related party transactions and loans and advances to executives and a former Board member; and

•	Ineffective program change and access general information technology controls resulting in ineffective process level automated controls, and ineffective compensating manual controls.

/s/ KPMG LLP

Harrisburg, Pennsylvania

October 21, 2016